EXHIBIT 10.15

                         [BIG ENTERTAINMENT LETTERHEAD]

                                   MEMORANDUM
                                                            Via FAX 305-854-8601
TO:            Marty Ergas

FROM:          Mitchell Rubenstein

RE:            Franchise Agreement

DATE AS OF:    December 15, 1997

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BACKGROUND:

         There is an existing franchise agreement providing for you to have the exclusive right to open (or license others to open) Super-Kiosks in Canada in return for certain payments ($700,00 for the rights). However, the agreement has not been fully effectuated and the payment has not been made. As discussed, you were awaiting additional information on our franchise plans for the U.S. in order to have that information for the development of a chain of these kiosk units in Canada. In the meantime, we also entered into a franchise agreement for Super-Kiosks in the Philadelphia, PA area. Also, in October and November 1997, we opened three prototype Studio Stores in in-line locations in malls in New Jersey. This was an expansion of our kiosk concept. Each in-line store averages about 3,000 sq. ft. compared to 166 sq. ft. for a kiosk, so the opportunities for carrying a wider range of merchandise and more styles and sizes is greatly enhanced with the new in-line studio store. In attendance at these openings was the francisee for the Philadelphia market. Upon seeing the new prototypes and discussing the matter with us, we agreed to convert his agreement from one covering kiosks to in-line units in order to maximize the potential opportunity.

PROPOSAL:

         As a result of the launch of the in-line studio stores and the conversion of our first U.S.-based franshisee from kiosks to in-line studio stores, we would like to extend that same opportunity to you.

Mr. Martin Ergas
December 15, 1997
Page 2

         I am proposing the following:

1. Studio Stores: The type of unit is changed from kiosks to in-line studio store units.

2. Area: Change from Canadian territory to the Phoenix, Arizona market area.

3. Pricing: Reduce from $700,000 to $350,000 the territorial exclusivity fee, payable one-third (1/3) now; and two-thirds (2/3) within 120 days.

4. Roll-out commitment: At least one (1) unit to be opened by December 31, 1999; at least one (1) unit annualy thereafter.

5. Big's obligations to you: None. It is agreed that Big will not be providing any training program or materials.

6. Ongoing Royalty Fees due Big: Same as set forth in our original agreement.

7. Option: At the option of Big, exercisable at anytime by Big on or before December 31, 1998, and provided no unit is open hereunder at the time of this exercise, you will transfer your territorial rights hereunder back to Big in return for 100,000 shares of BIGE common stock, which stock shall be registered on or before the earlier of (a) December 31, 1998, or (b) six months from the date of such exercise. Such exercise shall not affect the financial obligation set forth in Paragraph 3 above. In the case Big exercises this option, then the term of your pre-existing option to acquire shares of BIGE common stock will be extended by one (1) year.

         Please sign where indicated below your approval to this amendment to our arrangement.


                                              Agreed:

                                              Big Entertainment, Inc.

                                              /S/ MITCHELL RUBENSTEIN, AS C.E.O.
                                              ----------------------------------
                                                  Mitchell Rubenstein

                                             /S/ MARTIN ERGAS
                                             -----------------------------------
                                                 Martin Ergas